Filed Pursuant To Rule 433

Registration No. 333-209926

May 2, 2017

Q1 2017 Update For institutional client use only. CMINST-14842    State street Global advisors.

US ETF Inflows and Outflows    Top ETF Inflows (as of March 31, 2017, USD Million)    3,000,000,000 25,000,000,000 2,500,000,000 20,000,000,000 2,000,000,000 15,000,000,000 1,500,000,000 10,000,000,000 1,000,000,000 500,000,000 5,000,000,000 0 0 SPY XLK XLV XLE XLF XLY GLD ® SRLN KRE DIA SPY XLF XLI XLE XLV DIA XLY XLK KRE XLB Q1 2017 Q4 2016 Top ETF Outflows (as of March 31, 2017, USD Million) 0 0 (100,000,000) (500,000,000) (200,000,000) (1,000,000,000) (1,500,000,000) (300,000,000) (2,000,000,000) (2,500,000,000) (400,000,000) (3,000,000,000) (500,000,000) (3,500,000,000) (4,000,000,000) (600,000,000) (4,500,000,000) (700,000,000) (5,000,000,000) SCPB JNK BWX XLB XLU XHB SJNK RWR BNDS XTN GLD ® XLRE RWX XLU SCPB JNK XLP RWR FEZ XRT Q1 2017 Q4 2016 Source: Please see SSGA the    attached appendix for important disclosures and risk information regarding all listed US ETFs and vehicles. CMINST-14842 2

Notable US ETF Flows Notable flows (March 31, 2017, USD Million) 600,000,000 400,000,000 200,000,000 0 (200,000,000) (400,000,000) (600,000,000) (800,000,000) CWB FEZ RWX SCPB SDY SHM SJNK SRLN Q1 2017 Q4 2016 Please Source: see SSGA the    attached appendix for important disclosures and risk information regarding all listed US ETFs and vehicles. CMINST-14842 3

New US Product Launches
As of March 31, 2017

New product Launches YTD 2017

GLDW	SPDR Long Dollar Gold Trust

New product Launches for 2016

XITK	SPDR Factset Innovative Technology ETF
SHE	SPDR SSGA Gender Diversity Index ETF
STOT	SPDR DoubleLine Short Duration Total Return Tactical ETF
EMTL	SPDR DoubleLine Emerging Markets Fixed Income ETF
DWFI	SDPR Dorsey Wright Fixed Income Allocation ETF
XTH	SPDR S&P Technology Hardware ETF
XWEB	SPDR S&P Internet ETF
EFAX	SPDR MSCI EAFE Fossil Fuel Reserves Free ETF
EEMX	SDPR MSCI Emerging Markets Fossil Fuel Reserves Free ETF

Source: SSGA
Please see the attached Appendix C for important disclosures and risk information regarding all listed US ETFs and vehicles.

STATE STREET GLOBAL ADVISORS

CMINST-14842

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EMEA Products — Q1 2017 Flows    Top Product Inflows (USD Million)    EM Local Bond 704.9 MSCI ACWI 476.5 Thomson Reuters Global Convertible Bond 264.7 Barclays 0-3 Year Euro Corporate Bond 184.3 S&P 500 137.2 S&P US Dividend Aristocrats 127.7 Barclays Euro High Yield Bond 105.4 Russell 2000 U.S. Small Cap 102.3 MSCI EMU 78.7 50.9    0 100 200 300 400 500 600 700 800 Top Product Outflows (USD Million) MSCI World Consumer Discretionary -9.7 S&P U.S. Health Care Select Sector -15.2 Barclays Sterling Corporate Bond -16.6 Barclays Euro Government Bond -17.0 S&P 500 Low Volatility -21.9 Barclays 10+ Year US Corporate Bond -35.0 Barclays 0-3 Year US Corporate Bond -39.6 1-3 Yr Euro Government Bond -45.0 MSCI Europe -93.6 MSCI Europe Financials -132.7 -140 -120 -100 -80 -60 -40 -20 0 Source: Bloomberg Finance LP. As of 31 March 2017 IBGE-3297 5

New EMEA Product Launches

As of March 31, 2017

The below EMEA products are not offered in the United States

New product Launches for 2017

No SPDR ETF product launches so far YTD 2017

New product Launches for 2016

Barclays 3–7 Year Euro Corporate Bond	MSCI World Consumer Discretionary
Barclays 7+ Year Euro Corporate Bond	MSCI World Consumer Staples
Barclays US Corporate Bond	MSCI World Energy
Barclays 3–10 Year US Corporate Bond	MSCI World Financials
Barclays 5–7 Year Euro Government Bond	MSCI World Health Care
Barclays 7–10 Year Euro Government Bond	MSCI World Industrials
Barclays 10+ Year Euro Government Bond	MSCI World Materials
Barclays 3–5 Year US Treasury Bond	MSCI World Technology
Barclays 5–7 Year US Treasury Bond	MSCI World Telecommunication
Barclays 7–10 Year US Treasury Bond	MSCI World Utilities
Barclays 10+ Year US Treasury Bond	

Source: SSGA

STATE STREET GLOBAL ADVISORS

CMINST-14842

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APAC Products — Flows in 1st Quarter 2017 As of March 31, 2017 The below APAC products are not offered in the United States Top 10 Product Inflows (USD)    S&P/ASX 200 ABF Pan Asia Bond Index Dow Jones Global Real Estate S&P World ex Australia FTSE Greater China Straits Times Index S&P World ex Australia(Hedged) S&P Global Dividend S&P 500 S&P/ASX 200 Resources 0 20,000,000 40,000,000 60,000,000 80,000,000 100,000,000120,000,000140,000,000 Top Product Outflows (USD) Tracker Fund of Hong Kong S&P/ASX 50 MSCI Australia Sel Hi Div Yld S&P/ASX 200 Listed Property S&P/ASX 200 Fincls EX A-REIT S&P/ASX Australian Bond S&P/ASX Australian Govt Bd -500,000,000 -400,000,000 -300,000,000 -200,000,000 -100,000,000 0 Source: Morningstar Direct, SSGA as of 31 March 2017. CMINST-14842 7

SPDR ETF Disclosures Investing involves risk including the risk of loss of principal ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs net asset value. Brokerage commissions and ETF expenses will reduce returns. Investing involves risk, and you could lose money on an investment in each of SPDR® Gold Shares Trust (“GLD®”) and SPDR® Long Dollar Gold Trust (“GLDW”) (together, the “Funds”).    Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. GLDW is subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). U.S. regulation of swap agreements is rapidly changing and is subject to further regulatory developments which could be adverse to GLDW. GLDW’s swap agreements will be subject to counterparty risk and liquidity risk.    Currency exchange rates between the U.S. dollar and non-U.S. currencies may fluctuate significantly over short periods of time and may cause the value of GLDW’s investments to decline.    GLDW is a passive investment vehicle that is designed to track the Index. GLDW’s performance may deviate from changes in the levels of its Index (i.e., create “tracking error” between GLDW and the Index) for a number of reasons, such as the fees and expenses of GLDW, which are not accounted for by the Index.    Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs. Diversification does not ensure a profit or guarantee against loss. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR® Gold Shares Trust (“GLD ®”) and SPDR® Long Dollar Gold Trust (“GLDW”): The SPDR® Gold Shares Trust (“GLD®”) and the SPDR® Long Dollar Gold Trust (“GLDW”) have each filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offerings to which this communication relates. GLDW has also filed the prospectus with the National Futures Association. Before you invest, you should read the prospectus in the registration statement and other documents each Fund has filed with the SEC for more complete information about each Fund and these offerings. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Funds or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.    Neither Fund is an investment company registered under the Investment Company Act of 1940 (the “1940 Act”). As a result, shareholders of each Fund do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act. GLD is not subject to regulation under the CEA. As a result, shareholders of GLD do not have the protections afforded by the CEA.    8

SPDR ETF Disclosures Shares of each Fund trade like stocks, are subject to investment risk and will fluctuate in market value.    The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses). Fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them.    GLDW shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLDW shares relates directly to the value of the gold held by GLDW (less its expenses) and the value of a basket (“FX Basket”) comprising the euro, Japanese yen, British pound sterling, Canadian dollar, Swedish krona and Swiss franc (“Reference Currencies”) against the U.S. dollar. A decline in the price of gold and/or an increase in the value of the Reference Currencies comprising the FX basket against the U.S. dollar could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold and the price of each Reference Currency against the U.S. dollar represented by them.    Neither Fund generates any income, and as each Fund regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Fund share will decline over time to that extent.    Please see each Fund’s prospectus for a detailed discussion of the risks of investing in each Fund’s shares. The GLD prospectus is available by clicking here, and the GLDW prospectus is available by clicking here.    The World Gold Council name and logo are a registered trademark and used with the permission of the World Gold Council pursuant to a license agreement. The World Gold Council in not responsible for the content of, and is not liable for the use of or reliance on, this material. World Gold Council is an affiliate of the Sponsor of each of GLD and GLDW. Important Information Relating to Solactive GLD® Long USD Gold Index: GLDW is not sponsored, promoted, sold or supported in any other manner by Solactive AG nor does Solactive AG offer any express or implicit guarantee or assurance either with regard to the results of using the Index and/or Index trademark or the Index value at any time or in any other respect. The Index is calculated and published by Solactive AG. Solactive AG uses its best efforts to ensure that the Index is calculated correctly. Irrespective of its obligations towards GLDW, Solactive AG has no obligation to point out errors in the Index to third parties including but not limited to investors in and/or financial intermediaries transacting in or with GLDW. Neither publication of the Index by Solactive AG nor the licensing of the Index or Index trademark for the purpose of use in connection with GLDW constitutes a recommendation by Solactive AG to invest capital in GLDW nor does it in any way represent an assurance or opinion of Solactive AG with regard to any investment in GLDW. For more information, please contact the Marketing Agent for GLD and GLDW: State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Boston, MA, 02111; T: +1 866 320 4053 spdrgoldshares.com 9

SPDR ETF Disclosures Trademarks and service marks referenced herein are the property of their respective owners.    Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index. DoubleLine® is a registered trademark of DoubleLine Capital LP. BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs Dow Jones and Dow Jones Total Stock Market Indexes are service marks of Dow Jones & Company, Inc. and have been licensed for use for certain purposes by State Street Bank and Trust. There is no relationship between Dorsey Wright & Associates, LLC (collectively with its parent companies and affiliates, “Dorsey Wright”) and State Street Global Advisors (“SSGA”) other than a license by Dorsey Wright to SSGA of certain Dorsey Wright trademarks and trade names, and the Dorsey Wright Fixed Income Rotation Index (“Index”), for use by SSGA. Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR® S&P® 500, SPDR® S&P® MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State Street Global Advisors Funds Distributors, LLC.    SSGA Funds Management has retained Blackstone/GSO Debt Funds Management LLC and DoubleLine Capital, LP as the sub-advisor. State Street Global Advisors Funds Distributors, LLC is not affiliated with DoubleLine Capital LP and Blackstone/GSO Debt Funds Management LLC. Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 1-866-787-2257 or visit www.spdrs.com. Read it carefully. Not FDIC Insured, No Bank Guarantee, May Lose Value. Tracking Code: CMINST-15355 Expiration Date: 8/31/17 10

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.